**Plantro Inc S.A.S.**
**Ave 4 Oeste #6-103 Apto 201 Portal Entre Rios**
**Cali Colombia**

January 17, 2019

Mr. Nadav Elituv, President
Two Hand Corporation
I8 Interactive Corporation
33 Davis Avenue, Level 2
Toronto, ON M4M 2A9

Re: Agreement to Purchase 100% of the Licence to Grow, Export, Hold Cannabis and CBD derivatives in Colombia.

Dear Mr. Elituv:

This letter (the "**Letter**") summarizes the terms of our agreement for I8 Interactive Corporation (the "**Purchaser**"), a 100% owned subsidiary of Two Hands Corporation (the "**Purchaser Parent**"), to purchase from Plantro S.A.S. (the "**Vendor**") a 100% interest in a Licence to Grow and Export Cannabis and CBD from Colombia (the "**Licence**"). The purchase of the Licence is referred to as the "**Transaction**" and Purchaser, Purchaser Parent and Vendor are referred to collectively as the "**Parties**".

1. Acquisition of Licence and Purchase Price.

(a) Subject to the satisfaction of the conditions described in this Letter, at the Closing of the Transaction, The Purchaser would acquire the Licence, free and clear of all encumbrances, at the purchase price set forth in Section 1(b).

(b) The purchase price (the "**Purchase Price**") for the Licence is an aggregate of 10,000,000 (ten million) restricted shares of common stock of Two Hand Corporation.

2. Royalty. The Purchaser will pay a royalty to the Vendor calculated as 15% of net income, calculated in accordance with US GAAP, earned from the Licence.

3. Conditions. Purchaser's obligation to close the proposed Transaction will be subject to customary conditions and any other conditions, including:

(a) Purchaser's satisfactory completion of due diligence;

(b) the board of directors of Purchaser and Vendor approving the Transaction;

(c) the receipt of any third-party consents;

(d) there being no material adverse change in the Licence.

4. Closing. The Transaction will close on February 15, 2019 (the "**Closing**")

5. Termination. This agreement will terminate and be of no further force and effect upon the earlier of:

(a) written notice by Purchaser, Purchaser Parent seven (7) days before Closing or

(b) mutual written agreement of Purchaser and Vendor.

6. Governing Law. This Letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7. Confidentiality. This Letter is confidential to the Parties.

8. Binding Agreement. This Letter shall be binding upon, and inure to the benefit of the Parties and their respective successors and assigns. This Letter may be assignable by the purchaser or Purchaser Parent without any further written consent of the Vendor.

9. Miscellaneous. This Letter may be executed in counterparts and delivered electronically. Each counterpart shall be deemed to be an original and all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

If you are in agreement with the terms set forth above and desire to proceed with the Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of the undersigned representative of the Purchaser, Purchaser Parent and Vendor.

| | |
|---|---|
| | Very truly yours,<br>**Plantro S.A.S.** |
| | By: ____________<br>Name: Dora Maria Ramirez<br>Title: CEO |

| | |
|---|---|
| Agreed to and accepted:<br>**Two Hands Corporation** | Agreed to and accepted:<br>**I8 Interactive Corporation** |
| By: ____________<br>Name: Nadav Elituv<br>Title: CEO | By: ____________<br>Name: Nadav Elituv<br>Title: CEO |